AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HAIGHTS CROSS OPERATING COMPANY

HAIGHTS CROSS OPERATING COMPANY, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. The name of the Corporation is Haights Cross Operating Company. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 12, 1999.

2. This Amended and Restated Certificate of Incorporation ("Certificate") was made and filed pursuant to an order of the United States Bankruptcy Court, District of Delaware, dated February 24, 2010, in In re: Haights Cross Communications, Inc., *et al.*, Case No. 10-10062 (BLS), under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") and Sections 245 and 303 of the Delaware General Corporation Law (the "DGCL").

3. This Certificate hereby amends and restates in its entirety the provisions of the certificate of incorporation of the Corporation, dated November 12, 1999 (the "Original Certificate").

4. A list of defined terms and the meanings ascribed to such terms, as used throughout this Certificate, is attached hereto as Schedule I.

5. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Haights Cross Operating Company.

ARTICLE II
PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock.

The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.001 per share ("Common Stock").

Section 4.2 Common Stock.

(a) The holders of Common Stock (the "Common Stockholders") shall be entitled to one (1) vote per share of Common Stock held on each matter properly submitted to the stockholders. Except as otherwise required by law or this Certificate (including any certificate of designations), at any annual or special meeting of the stockholders of the Corporation, the Common Stockholders shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Directors shall be elected by a plurality of votes cast.

(b) Common Stockholders shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the Common Stockholders shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.3 Limitation on Nonvoting Stock.

Notwithstanding anything herein to the contrary, the Corporation shall not issue nonvoting capital stock to the extent prohibited by section 1123 of the Bankruptcy Code; provided, however, that this Section 4.3: (a) will have no further force and effect beyond that required under section 1123 of the Bankruptcy Code, (b) will have such force and effect only for so long as section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect. This Section 4.3 shall be of no further force and effect 30 days following the Effective Date.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers.

The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the

Board by statute, this Certificate or the Bylaws, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Certificate.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation shall be seven (7), or such other number as fixed from time to time by the Common Stockholders.

(b) The term of the initial directors shall terminate at the first annual meeting (the "Initial Meeting") of stockholders held after the Effective Date; provided, that the Initial Meeting shall be held no earlier than January 1, 2011. At the Initial Meeting and each succeeding annual meeting of stockholders, successors shall be elected for a one-year term.

(c) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director's earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Vacancies.

Any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled by the affirmative vote of the holders of a plurality of the voting power of all then outstanding shares of Common Stock.

Section 5.4 Committees of the Board.

The Board may designate one or more committees, each committee to consist of one or more directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member or alternative member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member or alternative member.

Section 5.5 Compensation.

The Board may determine the compensation of directors. In addition, as determined by the Board, directors shall be reimbursed by the Corporation for their expenses, if any, in the performance of their duties as directors. No such compensation or reimbursement shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power, subject to the provisions hereof and the Bylaws, to adopt, amend, modify, rescind or waive the Bylaws.

ARTICLE VII
LIMITED LIABILITY; INDEMNIFICATION; ADVANCEMENT

Section 7.1 Limitation of Personal Liability.

No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 7.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 7.2 Indemnification and Advancement.

(a) Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), including, without limitation, proceedings by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a "Covered Person"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors

and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Section 7.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

(b) The rights conferred on any Covered Person by this Section 7.2 shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 7.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 7.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

ARTICLE VIII
AMENDMENT OF
CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate. In the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer on this 11th day of March, 2010.

HAIGHTS CROSS OPERATING COMPANY

/s/ Paul J. Crecca
Name: Paul J. Crecca
Title: President and Chief Executive Officer

SCHEDULE I

DEFINED TERMS

"Bankruptcy Code" has the meaning set forth in the recitals hereto.

"Board" has the meaning set forth in Section 4.2.

"Bylaws" means the Bylaws of the Corporation, as may be amended from time to time.

"Certificate" has the meaning set forth in the recitals hereto.

"Common Stock" has the meaning set forth in Section 4.1.

"Common Stockholders" has the meaning set forth in Section 4.2(a).

"Corporation" has the meaning set forth in the preamble hereto.

"Covered Person" has the meaning set forth in Section 7.5(a).

"DGCL" has the meaning set forth in the recitals hereto.

"Effective Date" the date on which the Plan became effective pursuant to its own terms.

"Initial Meeting" has the meaning set forth in Section 5.2(b).

"Original Certificate" has the meaning set forth in the recitals hereto.

"Plan" means the Debtors' Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as filed with the U.S. Bankruptcy Court for the District of Delaware on January 11, 2010, including all exhibits and supplements thereto, which plan became effective on the date of filing of this Certificate with the Secretary of State of the State of Delaware.

"proceeding" has the meaning set forth in Section 7.5(a).

CERTIFICATE OF AMENDMENT
TO
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HAIGHTS CROSS OPERATING COMPANY

It is hereby certified that:

1. The name of the corporation (the "**Corporation**") is Haights Cross Operating Company and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on March 11, 2010 (the "**Certificate of Incorporation**").

2. The Certificate of Incorporation is hereby amended by striking out the first sentence of Section 5.2(a) of Article V thereof and by substituting in lieu of said sentence the following new language:

"The number of directors of the Corporation shall be eight (8), or such other number as fixed from time to time by the Common Stockholders."

3. The amendment of the Certificate of Incorporation herein certified have been duly adopted by the board of directors and approved by stockholders in accordance with the provisions of 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 4th day of October 2010.

HAIGHTS CROSS COMMUNICATIONS, INC.

By: /s/ Paul J. Crecca
Name: Paul J. Crecca
Title: Chief Financial Officer